Exhibit (a)(25)

TRUSTEE AUTHORIZATION TO ESTABLISH

ADDITIONAL SERIES OF SHARES

 OF THE TIAA-CREF FUNDS

In accordance with Section 4.9.2 of the Declaration of Trust of the TIAA-CREF Funds (the “Trust”), dated April 15, 1999, as amended, and the approval of the Trust’s Board of Trustees at its July 17, 2018 meeting, the undersigned Trustees of the Trust hereby establish the following two additional separate and distinct series of shares of the Trust:

TIAA-CREF Green Bond Fund

 TIAA-CREF Short Duration Impact Bond Fund

Furthermore, each new series shall be authorized to issue shares in the following five different share class designations: Institutional Class, Retirement Class, Premier Class, Retail Class and Advisor Class.

IN WITNESS WHEREOF, the Trustees of the Trust have executed this instrument the 17th day of July, 2018

/s/Forrest Berkley	/s/Thomas J. Kenny
Forrest Berkley	Thomas J. Kenny

/s/Janice C. Eberly	/s/Bridget A. Macaskill
Janice C. Eberly	Bridget A. Macaskill

/s/Nancy A. Eckl	/s/James M. Poterba
Nancy A. Eckl	James M. Poterba

/s/Michael A. Forrester	/s/Maceo K. Sloan
Michael A. Forrester	Maceo K. Sloan

/s/Howell E. Jackson	/s/Laura T. Starks
Howell E. Jackson	Laura T. Starks